Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2007 relating to the financial statements and financial statement schedule, which appears in Lumera Corporation's Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Seattle, Washington
July 17, 2007